AMENDMENT NO. 1 TO
SETTLEMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the SETTLEMENT AGREEMENT, which was entered into as of March 16, 2016 (the “Agreement”), is made and entered into as of August 12, 2021, by and among (a) Old Point Financial Corporation, a Virginia corporation (the “Company”); (b) Financial Edge Fund, L.P., a Delaware limited partnership, Financial Edge-Strategic Fund, L.P., a Delaware limited partnership, PL Capital/Focused Fund, L.P., a Delaware limited partnership, PL Capital, LLC, a Delaware limited liability company (“PL Capital”), PL Capital Advisors, LLC, a Delaware limited liability company (“PL Capital Advisors”), Goodbody/PL Capital, L.P., a Delaware limited partnership, Goodbody/PL Capital, LLC, a Delaware limited liability company (“Goodbody/PL LLC”), John W. Palmer and Richard J. Lashley, as Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC (collectively, the “PL Capital Group”); and (c) Mr. William F. Keefe (“Mr. Keefe”). The Company, the PL Capital Group and Mr. Keefe are each referred to herein as a “Party” and collectively, as the “Parties.”

PREAMBLE
Since the execution of the Agreement, the Parties have determined that it is in the best interest of all Parties to update the provisions of the Agreement specified herein.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
AMENDMENT

Section 1.01 Standstill; Beneficial Ownership. Section 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)(i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the ownership, control or other beneficial ownership interest in more than 14.99% of the then-outstanding shares of the Common Stock in the aggregate; or (ii) knowingly sell, offer or agree to sell, all or substantially all, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the PL Capital Group, Mr. Keefe and their respective Representatives to any Third Party which would result in such Third Party, together with its Representatives, having any beneficial ownership interest of 5.0% or more of the then-outstanding shares of Common Stock (except for Schedule 13G filers that are mutual funds, pension funds or index funds with no known history of activism).

Section 1.02 Standstill; Transactions. Section 4(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

(g) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any acquisition of more than 14.99% of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 14.99% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses.

Section 1.03 Termination. The first sentence of Section 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

Each Party shall have the right to terminate this Agreement by giving at least five (5) Business Days’ written notice to the Other Party at any time after the close of business on the date immediately following the date of the 2022 Annual Meeting (the date of such termination, the “Termination Date”); provided, however, that the Termination Date may not be in any time period between the notice deadline pursuant to the Bylaws for the nomination of director candidates for election to the Board for an Annual Meeting with respect to any Annual Meeting and the conclusion of such Annual Meeting.

ARTICLE II
MISCELLANEOUS

Section 2.01 Definitions.  Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement, as amended hereby.

Section 2.02 Continuation. The Agreement is hereby modified to reflect the terms of this Amendment and shall continue in full force and effect. All other provisions of the Agreement not specifically modified herein shall remain in full force and effect.

Section 2.03 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Amendment and any signed agreement or instrument entered into in connection with this Amendment may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.

Section 2.04 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to its conflict of law principles.

Section 2.05 Amendment or Modification. Any amendment or modification of the terms and conditions set forth in the Agreement, as amended by this Amendment, must be agreed to in a writing signed by each Party.

Section 2.06 Representations and Warranties of the PL Capital Group and of Mr. Keefe.  Mr. Keefe represents and warrants that he is sui juris and of full capacity.  Each member of the PL Capital Group and Mr. Keefe represent and warrant that they have full power and authority to execute, deliver and carry out the terms and provisions of this Amendment and to consummate the transactions contemplated by the Agreement as amended by this Amendment, and that this Amendment has been duly and validly executed and delivered by each member of the PL Capital Group and Mr. Keefe, constitutes a valid and binding obligation and agreement of each member of the PL Capital Group and Mr. Keefe and is enforceable against each member of the PL Capital Group and Mr. Keefe in accordance with its terms.  Each member of the PL Capital Group and Mr. Keefe represent and warrant that they have not formed, are not members of, any group with any other person and do not act in concert with any other person. Each member of the PL Capital Group represents and warrants that it has not, directly or indirectly, compensated or agreed to, and shall not, compensate the PL Capital Designee for his service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities, except for the PL Capital Group's agreement to indemnify and reimburse Mr. Keefe as described in the Nomination Notice.

Section 2.07 Representations and Warranties of the Company.  The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of the Agreement as amended by this Amendment and to consummate the transactions contemplated hereby and thereby, and that this Amendment has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

Section 2.08 Resignation Letter of PL Capital Designee. Prior to the execution of this Amendment, the PL Capital Designee has executed and delivered to Old Point an irrevocable resignation as director in the form attached hereto as Exhibit A.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

OLD POINT FINANCIAL CORPORATION
By:  /s/ Robert F. Shuford Jr.
Name: Robert F. Shuford, Jr.
Title: Chairman
FINANCIAL EDGE FUND, L.P.,
By:  /s/ Richard J. Lashley
Name: Richard J. Lashley
Title:Managing Member, PL Capital LLC, General Partner
FINANCIAL EDGE-STRATEGIC FUND, L.P.
By:  /s/ Richard J. Lashley
Name: Richard J. Lashley
Title:Managing Member, PL Capital LLC, General Partner
PL CAPITAL/FOCUSED FUND, L.P.
By:  /s/ Richard J. Lashley
Name: Richard J. Lashley
Title:Managing Member, PL Capital LLC, General Partner
PL CAPITAL, LLC
By:  /s/ Richard J. Lashley
Name: Richard J. Lashley
Title: Managing Member

PL CAPITAL ADVISORS, LLC
By:  /s/ Richard J. Lashley
Name: Richard J. Lashley
Title: Managing Member
GOODBODY/PL CAPITAL, L.P.
By:  /s/ Richard J. Lashley
Name: Richard J. Lashley
Title:Managing Member, Goodbody PL Capital LLC, General Partner
GOODBODY/PL CAPITAL, LLC
By:  /s/ Richard J. Lashley
Name: Richard J. Lashley
Title: Managing Member
JOHN W. PALMER
/s/ John W. Palmer
John W. Palmer
RICHARD J. LASHLEY
/s/ Richard J. Lashley
Richard J. Lashley
WILLIAM F. KEEFE
/s/ William F. Keefe
William F. Keefe

EXHIBIT A

August 12, 2021
Board of Directors
Old Point Financial Corporation
1 West Mellen Street
Hampton, Virginia 23663
Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to that certain Settlement Agreement dated as of March 15, 2016, as amended to date (the “Agreement”), by and among (a) Old Point Financial Corporation, a Virginia corporation (the “Company”); (b) Financial Edge Fund, L.P., a Delaware limited partnership, Financial Edge-Strategic Fund, L.P., a Delaware limited partnership, PL Capital/Focused Fund, L.P., a Delaware limited partnership, PL Capital, LLC, a Delaware limited liability company (“PL Capital”), PL Capital Advisors, LLC, a Delaware limited liability company (“PL Capital Advisors”), Goodbody/PL Capital, L.P., a Delaware limited partnership, Goodbody/PL Capital, LLC, a Delaware limited liability company (“Goodbody/PL LLC”), John W. Palmer and Richard J. Lashley, as Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC (collectively, the “PL Capital Group”); and (c) Mr. William F. Keefe (“Mr. Keefe”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
Effective immediately upon (i) such time as the PL Capital Group’s ownership in the Company falls below 5% of the outstanding Common Stock or (ii) the Termination Date, I hereby irrevocably resign from my position as a director of the board of directors of the Company (the “Board”) and of The Old Point National Bank of Phoebus (the “Bank Board”) and from any and all committees of the Board and of the Bank Board on which I serve.  I acknowledge that upon such resignation I shall have no rights to nominate, recommend, appoint or participate in a Board or Bank Board vote in respect of any replacement director.
Very truly yours,

/s/ William F. Keefe
Name: William F. Keefe